Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Twistlock Ltd. Amended and Restated 2015 Share Option Plan of Palo Alto Networks, Inc. of our reports dated September 13, 2018, with respect to the consolidated financial statements of Palo Alto Networks, Inc. and the effectiveness of internal control over financial reporting of Palo Alto Networks, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

July 16, 2019